EXHIBIT 99.1

Press Release

Sky Petroleum Appoints Don Cameron to Chief Executive Officer

Solid Managerial Expertise Added to Company

AUSTIN, TX — (MARKET WIRE) — Jul 26, 2005 — Sky Petroleum, Inc. (OTC BB:SKPI.OB — News), an oil and gas exploration and development company, today announced the appointment of Donald C. Cameron as chief executive officer of the company.

“Don is a strong addition to our company and we are proud and fortunate to have him on board,” said Daniel Meyer, president at Sky Petroleum. “Don’s extensive knowledge of the oil and gas industry and his leadership skills will be of great value to Sky Petroleum.”

Cameron brings over 20 years of senior executive experience in business development and in the oil & gas industry. As former Vice President, Development of the Calgary based oil & gas firm Yangarra Resources, Don specialized in mergers, acquisitions and investment strategies. He has played an instrumental role evaluating petroleum purchase opportunities, identifying potential public junior takeover candidates and raising capital funding. Prior achievements included senior positions with Sobeys, a national Canadian conglomerate with annual sales in excess of $10 billion. Since 2004 Cameron has also served as a director of Calgary based oil and gas firms Entrada Energy Inc. and Trioil Ltd. Cameron holds a Bachelor of Arts degree in Economics and Business from Queen’s University, Kingston, Ontario, Canada.

About Sky Petroleum

Sky Petroleum is an oil and gas exploration and development company pursuing opportunities in the global oil and gas industry. Sky Petroleum’s primary focus is to seek prospects where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners.

Contact:

Daniel Meyer 780-443-3014